Exhibit 99.1

February 23, 2021	FOR MORE INFORMATION CONTACT
Matt Kerin (281) 589-4642
Cabot Oil & Gas Corporation Reports Fourth Quarter and Full-Year 2020 Results, Provides Updated Capital Return Framework

HOUSTON, Feb. 23, 2021 /PRNewswire/ -- Cabot Oil & Gas Corporation (NYSE: COG) (“Cabot” or the “Company”) today reported financial and operating results for the fourth quarter and full-year 2020 and provided its updated capital return framework.

"Our results in 2020 demonstrated Cabot’s ability to continue to generate profitability and positive free cash flow, even in the face of historically low natural gas prices, which is a testament to the tireless work of our dedicated employees who continue to deliver strong results from our safe, responsible, and sustainable operations in northeast Pennsylvania," stated Dan O. Dinges, Chairman, President and Chief Executive Officer. "Strong secular tailwinds from an improving natural gas supply and demand outlook are expected to drive a significant improvement in our financial performance in 2021, as we continue to focus on improving our financial returns, increasing our positive free cash flow generation, and further enhancing our capital return to shareholders.”

Fourth Quarter 2020 Financial Results

Fourth quarter 2020 daily production was 2,375 million cubic feet equivalent (Mmcfe) per day (100 percent natural gas), exceeding the high-end of the Company’s guidance range. During the fourth quarter of 2020, the Company drilled 15.0 net wells, completed 15.0 net wells, and placed 7.0 net wells on production.

Fourth quarter 2020 net income was $131.2 million, or $0.33 per share, compared to $146.9 million, or $0.36 per share, in the prior-year period. Fourth quarter 2020 adjusted net income (non-GAAP) was $104.7 million, or $0.26 per share, compared to $120.8 million, or $0.30 per share, in the prior-year period. Fourth quarter 2020 EBITDAX (non-GAAP) was $229.8 million, compared to $300.3 million in the prior-year period.

Fourth quarter 2020 net cash provided by operating activities was $307.8 million, compared to $263.0 million in the prior-year period. Fourth quarter 2020 discretionary cash flow (non-GAAP) was $220.3 million, compared to $277.5 million in the prior-year period. Fourth quarter 2020 free cash flow (non-GAAP) was $122.9 million, compared to $109.5 million in the prior-year period.

Fourth quarter 2020 natural gas price realizations, including the impact of derivatives, were $1.90 per thousand cubic feet (Mcf), a decrease of 12 percent compared to the prior-year period. Excluding the impact of derivatives, fourth quarter 2020 natural gas price realizations were $1.89 per Mcf, representing a $0.77 discount to NYMEX settlement prices. “While a warmer start to the winter heating season and higher storage levels resulted in wider than anticipated differentials across the Appalachian Basin during the fourth quarter, we remain optimistic that the improving outlook for lower end-of-season inventories will provide tailwinds for regional natural gas prices during 2021,” commented Dinges. Fourth quarter 2020 operating expenses (including interest expense) decreased to $1.39 per thousand cubic feet equivalent (Mcfe), a three percent improvement compared to the prior-year period.

Cabot incurred a total of $105.8 million of capital expenditures in the fourth quarter of 2020 including $97.6 million of drilling and facilities capital, $2.6 million of leasehold acquisition capital, and $5.6 million of other capital.

See the supplemental tables at the end of this press release for a reconciliation of non-GAAP measures including adjusted net income, discretionary cash flow, EBITDAX, free cash flow, net debt to adjusted capitalization ratio, and return on capital employed (ROCE).

Full-Year 2020 Financial Results

Full-year 2020 daily production was 2,344 Mmcfe per day (100 percent natural gas), exceeding the Company's full-year guidance range. The Company drilled 64.3 net wells, completed 77.3 net wells, and placed 69.2 net wells on production for the full-year 2020.

Full-year 2020 net income was $200.5 million, or $0.50 per share, compared to $681.1 million, or $1.64 per share, for the prior-year period. Adjusted net income (non-GAAP) for the full-year 2020 was $214.0 million, or $0.54 per share, compared to $698.8 million, or $1.68 per share, for the prior-year period. Full-year 2020 EBITDAX (non-GAAP) was $719.3 million, compared to $1,408.6 million for the prior-year period.

For the full-year 2020, net cash provided by operating activities was $778.2 million, compared to $1,445.8 million for the prior-year period. Full-year 2020 discretionary cash flow (non-GAAP) was $685.0 million, compared to $1,360.8 million for the prior-year period. Full-year 2020 free cash flow (non-GAAP) was $109.1 million, compared to $563.1 million for the prior-year period. Full-year 2020 ROCE (non-GAAP) was 7.6 percent, compared to 22.2 percent for the prior-year period.

Full-year 2020 natural gas price realizations, including the impact of derivatives, were $1.68 per Mcf, a decrease of 31 percent compared to the prior-year period. Excluding the impact of derivatives, full-year 2020 natural gas price realizations were $1.64 per Mcf, representing a $0.44 discount to NYMEX settlement prices. Full-year 2020 operating expenses (including interest expense) decreased to $1.43 per Mcfe, a one percent improvement compared to the prior-year period.

Cabot incurred a total of $569.8 million of capital expenditures in 2020 including $546.7 million of drilling and facilities capital, $5.8 million of leasehold acquisition capital, and $17.3 million of other capital.

Financial Position and Liquidity

As of December 31, 2020, Cabot had total debt of $1.1 billion and cash on hand of $140.1 million. The Company's net debt-to-adjusted capitalization ratio and net debt-to-trailing twelve months EBITDAX ratio were 31.0 percent and 1.4x, respectively, compared to 32.2 percent and 0.7x as of December 31, 2019.

The Company currently has no debt outstanding under its credit facility, resulting in approximately $1.6 billion of liquidity.

Subsequent to the end of the year, the Company repaid $88.0 million of 5.42% senior notes that matured in January 2021.

2020 Emissions Intensity Reduction

“We are proud of our position as a leading supplier of natural gas, focused on supporting the goal of reducing total greenhouse gas (GHG) emissions while achieving energy independence in the United States. As the world moves to a low-carbon electric economy, the importance of natural gas—which is 100 percent of our production—should continue to steadily rise,” noted Dinges. “From 2019 to 2020, we realized a 58 percent reduction in our GHG emissions intensity from 3.12 to 1.31 metric tons of CO2e per thousand barrels of oil equivalent (Mboe) and a 70 percent reduction in our methane emissions intensity from 0.083 to 0.025 percent, highlighting our industry-leading efficiency.”

Capital Return Framework

Cabot also announced its updated capital return framework. The Company intends to implement a “base plus supplemental” dividend approach. Under this updated capital return framework, Cabot plans to continue to deliver its regular quarterly base dividend on the Company's common stock and to supplement its regular quarterly base dividends with an annual supplemental dividend to achieve its minimum capital return target of 50 percent of annual free cash flow. Any supplemental dividend is expected to be declared and paid annually, with the first payment expected to occur in the fourth quarter of 2021. Any excess free cash flow above the minimum capital return target of 50 percent of annual free cash flow will be utilized for balance sheet enhancement, additional supplemental dividends, or opportunistic share repurchases, depending on market conditions. In 2021, Cabot plans to retire its $188 million of current debt maturities (including the $88 million tranche that was repaid in January) with a portion of its excess free cash flow.

"Our capital return framework reaffirms our commitment to returning a significant portion of our free cash flow to shareholders, while also preserving our balance sheet strength," said Dinges. "The supplemental component of this dividend approach allows us to focus on sustainable capital return that is appropriately tailored for where we are in the natural gas price cycle. We also expect to continue to grow our base dividend over time, as we have done five times since 2017. Our track record of generating positive free cash flow for the last five years, while far exceeding our annual target of returning at least 50 percent of free cash flow to shareholders, highlights our continued focus on disciplined capital allocation and enhancing returns to shareholders over time."

2021 Guidance

Cabot today reaffirmed its recently announced guidance for 2021. The Company's operating plan for the year is expected to deliver an average net production rate of 2,350 Mmcfe per day from a capital program of $530 to $540 million, representing a six percent reduction in capital spending year-over-year at the midpoint of the range. Cabot has also reaffirmed its first quarter 2021 production guidance range of 2,250 to 2,300 Mmcfe per day.

Conference Call Webcast

A conference call is scheduled for Wednesday, February 24, 2021, at 11:00 a.m. Eastern Time to discuss fourth quarter and full-year 2020 financial and operating results. To access the live audio webcast, please visit the Investor Relations section of the Company's website. A replay of the call will also be available on the Company's website.

Cabot Oil & Gas Corporation, headquartered in Houston, Texas, is a leading independent natural gas producer with its entire resource base located in the continental United States. For additional information, visit the Company's website at www.cabotog.com.

This press release includes forward‐looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The statements regarding future financial and operating performance and results, returns to shareholders, strategic pursuits and goals, market prices, future hedging and risk management activities, and other statements that are not historical facts contained in this report are forward-looking statements. The words "expect", "project", "estimate", "believe", "anticipate", "intend", "budget", "plan", "forecast", “outlook”, "predict", "may", "should", "could", "will" and similar expressions are also intended to identify forward-looking statements. Such statements involve risks and uncertainties, including, but not limited to, the continuing effects of the COVID-19 pandemic and the impact thereof on the Company’s business, financial condition and results of operations, the availability of cash on hand and other sources of liquidity to fund our capital expenditures, the repayment of our debt maturities and our dividends, actions by, or disputes among or between, the Organization of Petroleum Exporting Countries and other producer countries, market factors, market prices (including geographic basis differentials) of natural gas and crude oil, results of future drilling and marketing activity, future production and costs, pipeline projects, legislative and regulatory initiatives, electronic, cyber or physical security breaches and other factors detailed herein and in our other Securities and Exchange Commission (SEC) filings. In addition, the declaration and payment of any future dividends, whether regular quarterly base dividends or annual supplemental dividends, will depend on the Company’s financial results, cash requirements, future prospects and other factors deemed relevant by the Board. See "Risk Factors" in Item 1A of the Company's most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q for additional information about these risks and uncertainties. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated. Any forward-looking statement speaks only as of the date on which such statement is made, and the Company does not undertake any obligation to correct or update any forward-looking statement, whether as the result of new information, future events or otherwise, except as required by applicable law.

FOR MORE INFORMATION CONTACT Matt Kerin (281) 589-4642

OPERATING DATA

	Quarter Ended December 31,		Twelve Months Ended December 31,
	2020	2019	2020	2019
PRODUCTION VOLUMES
Natural gas (Bcf)	218.5	226.1	857.7	865.3
Equivalent production (Bcfe)	218.5	226.1	857.7	865.3
Daily equivalent production (Mmcfe/day)	2,375	2,457	2,344	2,371

AVERAGE SALES PRICE
Natural gas, including hedges ($/Mcf)	$1.90	$2.15	$1.68	$2.45
Natural gas, excluding hedges ($/Mcf)	$1.89	$2.05	$1.64	$2.29

AVERAGE UNIT COSTS ($/Mcfe)(1)
Direct operations	$0.08	$0.09	$0.09	$0.09
Transportation and gathering	0.67	0.66	0.67	0.66
Taxes other than income	0.02	0.01	0.02	0.02
Exploration	0.02	0.02	0.02	0.02
Depreciation, depletion and amortization	0.44	0.47	0.46	0.47
General and administrative (excluding stock-based compensation)	0.08	0.07	0.07	0.07
Stock-based compensation	0.03	0.03	0.05	0.04
Interest expense	0.05	0.06	0.06	0.06
	$1.39	$1.43	$1.43	$1.44

WELLS DRILLED(2)
Gross	19	25	74	96
Net	15.0	23.0	64.3	94.0

WELLS COMPLETED(2)
Gross	15	28	86	99
Net	15.0	26.0	77.3	97.0
_______________________________________________________________________________
(1)Total unit cost may differ from the sum of the individual costs due to rounding.
(2)Wells drilled represents wells drilled to total depth during the period. Wells completed includes wells completed during the period, regardless of when they were drilled.

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS (Unaudited)

	Quarter Ended December 31,		Twelve Months Ended December 31,
(In thousands, except per share amounts)	2020	2019	2020	2019
OPERATING REVENUES
Natural gas	$413,107	$463,451	$1,404,989	$1,985,240
Gain (loss) on derivative instruments	43,621	(2,158)	61,404	80,808
Other	50	75	231	229
	456,778	461,368	1,466,624	2,066,277
OPERATING EXPENSES
Direct operations	18,539	21,350	73,403	76,958
Transportation and gathering	145,539	149,974	571,102	574,677
Taxes other than income	3,675	2,959	14,380	17,053
Exploration	4,750	5,241	15,419	20,270
Depreciation, depletion and amortization	96,497	106,439	390,903	405,733
General and administrative (excluding stock-based compensation)	17,313	15,692	62,214	64,090
Stock-based compensation(1)	7,221	6,808	43,177	30,780
	293,534	308,463	1,170,598	1,189,561
Earnings (loss) on equity method investments	—	69,302	(59)	80,496
(Loss) gain on sale of assets	(352)	2	(491)	(1,462)
INCOME FROM OPERATIONS	162,892	222,209	295,476	955,750
Interest expense, net	10,981	14,650	54,124	54,952
Other expense	58	144	229	574
Income before income taxes	151,853	207,415	241,123	900,224
Income tax expense	20,647	60,475	40,594	219,154
NET INCOME	$131,206	$146,940	$200,529	$681,070
Earnings per share - Basic	$0.33	$0.36	$0.50	$1.64
Weighted-average common shares outstanding	398,583	404,581	398,521	415,514
_______________________________________________________________________________
(1)Includes the impact of our performance share awards and restricted stock.

CONDENSED CONSOLIDATED BALANCE SHEET (Unaudited)

(In thousands)	December 31, 2020	December 31, 2019
ASSETS
Current assets	$415,715	$568,248
Properties and equipment, net (Successful efforts method)	4,044,606	3,855,706
Other assets	63,211	63,291
	$4,523,532	$4,487,245

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities	$202,226	$241,034
Current portion of long-term debt	188,000	87,000
Long-term debt, net (excluding current maturities)	945,924	1,133,025
Deferred income taxes	774,195	702,104
Other liabilities	197,480	172,595
Stockholders’ equity	2,215,707	2,151,487
	$4,523,532	$4,487,245
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS (Unaudited)

	Quarter Ended December 31,		Twelve Months Ended December 31,
(In thousands)	2020	2019	2020	2019
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$131,206	$146,940	$200,529	$681,070
Depreciation, depletion and amortization	96,497	106,439	390,903	405,733
Deferred income tax expense	25,264	55,421	71,777	244,418
Loss (gain) on sale of assets	352	(2)	491	1,462
Exploratory dry hole cost	1,621	2,220	3,632	2,236
(Gain) loss on derivative instruments	(43,621)	2,158	(61,404)	(80,808)
Net cash received in settlement of derivative instruments	1,689	23,519	35,218	138,450
Distribution of earnings from equity method investments	—	3,115	—	15,725
Stock-based compensation and other	6,592	6,289	40,796	29,009
Income charges not requiring cash	727	(68,555)	3,020	(76,530)
Changes in assets and liabilities	87,515	(14,564)	93,273	85,026
Net cash provided by operating activities	307,842	262,980	778,235	1,445,791

CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures	(97,425)	(167,672)	(575,847)	(788,368)
Proceeds from sale of assets	493	199	828	2,600
Investment in equity method investments	—	(361)	(35)	(9,338)
Distribution of investment from equity method investments	—	72	—	1,728
Proceeds from sale of equity method investments	—	249,463	(9,424)	249,463
Net cash provided by (used in) investing activities	(96,932)	81,701	(584,478)	(543,915)

CASH FLOWS FROM FINANCING ACTIVITIES
Net borrowings (repayments) of debt	(28,000)	—	(87,000)	(7,000)
Treasury stock repurchases	—	(172,417)	—	(519,863)
Dividends paid	(39,858)	(40,793)	(159,390)	(145,515)
Tax withholding on vesting of stock awards	(3,109)	(3)	(9,459)	(10,590)
Capitalized debt issuance costs	—	(1)	—	(7,412)
Net cash used in financing activities	(70,967)	(213,214)	(255,849)	(690,380)
Net increase (decrease) in cash, cash equivalents and restricted cash	$139,943	$131,467	$(62,092)	$211,496

Explanation and Reconciliation of Non-GAAP Financial Measures

We report our financial results in accordance with accounting principles generally accepted in the United States (GAAP). However, we believe certain non-GAAP performance measures may provide financial statement users with additional meaningful comparisons between current results and results of prior periods. In addition, we believe these measures are used by analysts and others in the valuation, rating and investment recommendations of companies within the oil and natural gas exploration and production industry. See the reconciliations throughout this release of GAAP financial measures to non-GAAP financial measures for the periods indicated.

We have also included herein certain forward-looking non-GAAP financial measures. Due to the forward-looking nature of these non-GAAP financial measures, we cannot reliably predict certain of the necessary components of the most directly comparable forward-looking GAAP measures, such as future impairments and future changes in capital. Accordingly, we are unable to present a quantitative reconciliation of such forward-looking non-GAAP financial measures to their most directly comparable forward-looking GAAP financial measures. Reconciling items in future periods could be significant.

Reconciliation of Net Income to Adjusted Net Income and Adjusted Earnings Per Share

Adjusted Net Income and Adjusted Earnings per Share are presented based on our belief that these non-GAAP measures enable a user of the financial information to understand the impact of these items on reported results. Adjusted Net Income is defined as net income plus gain and loss on sale of assets, gain and loss on derivative instruments, gain and loss on sale of equity method investment, stock-based compensation expense, severance expense, interest expense related to income tax reserves and tax effect on selected items. Additionally, this presentation provides a beneficial comparison to similarly adjusted measurements of prior periods. Adjusted Net Income and Adjusted Earnings per Share are not measures of financial performance under GAAP and should not be considered as alternatives to net income and earnings per share, as defined by GAAP.

	Quarter Ended December 31,		Twelve Months Ended December 31,
(In thousands, except per share amounts)	2020	2019	2020	2019
As reported - net income	$131,206	$146,940	$200,529	$681,070
Reversal of selected items:
Loss (gain) on sale of assets	352	(2)	491	1,462
(Gain) loss on derivative instruments(1)	(41,932)	25,677	(26,186)	57,642
(Gain) loss on sale of equity method investment	—	(66,412)	24	(66,412)
Stock-based compensation expense	7,221	6,808	43,177	30,780
Severance expense	—	—	—	2,521
Interest expense related to income tax reserves	—	—	—	(3,052)
Tax effect on selected items	7,825	7,739	(4,000)	(5,233)
Adjusted net income	$104,672	$120,750	$214,035	$698,778
As reported - earnings per share	$0.33	$0.36	$0.50	$1.64
Per share impact of selected items	(0.07)	(0.06)	0.04	0.04
Adjusted earnings per share	$0.26	$0.30	$0.54	$1.68
Weighted-average common shares outstanding	398,583	404,581	398,521	415,514
_______________________________________________________________________________
(1)This amount represents the non-cash mark-to-market changes of our commodity derivative instruments recorded in Gain (loss) on derivative instruments in the Condensed Consolidated Statement of Operations.

Return on Capital Employed
Return on Capital Employed (ROCE) is defined as Adjusted Net Income (defined above) plus after-tax net interest expense divided by average capital employed, which is defined as total debt plus stockholders’ equity. ROCE is presented based on our belief that this non-GAAP measure is useful information to investors when evaluating our profitability and the efficiency with which we have employed capital over time. ROCE is not a measure of financial performance under GAAP and should not be considered an alternative to net income, as defined by GAAP.

	Twelve Months Ended December 31,
(In thousands)	2020	2019
Interest expense, net	$54,124	$54,952
Interest expense related to income tax reserves (1)	—	3,052
Tax benefit	(12,367)	(13,241)
After-tax interest expense, net (A)	41,757	44,763

As reported - net income	200,529	681,070
Adjustments to as reported - net income, net of tax	13,506	17,708
Adjusted net income (B)	214,035	698,778

Adjusted net income before interest expense, net (A + B)	$255,792	$743,541

Total debt - beginning	$1,220,025	$1,226,104
Stockholders’ equity - beginning	2,151,487	2,088,159
Capital employed - beginning	3,371,512	3,314,263

Total debt - ending	1,133,924	1,220,025
Stockholders’ equity - ending	2,215,707	2,151,487
Capital employed - ending	3,349,631	3,371,512

Average capital employed (C)	$3,360,572	$3,342,888

Return on average capital employed (ROCE) (A + B) / C	7.6%	22.2%
_______________________________________________________________________________
(1)Interest expense related to income tax reserves is included in the adjustments to as reported - net income, net of tax.

Discretionary Cash Flow and Free Cash Flow Calculation and Reconciliation
Discretionary Cash Flow is defined as net cash provided by operating activities excluding changes in assets and liabilities. Discretionary Cash Flow is widely accepted as a financial indicator of an oil and gas company’s ability to generate cash which is used to internally fund exploration and development activities, pay dividends and service debt. Discretionary Cash Flow is presented based on our belief that this non-GAAP measure is useful information to investors when comparing our cash flows with the cash flows of other companies that use the full cost method of accounting for oil and gas producing activities or have different financing and capital structures or tax rates. Discretionary Cash Flow is not a measure of financial performance under GAAP and should not be considered as an alternative to cash flows from operating activities, as defined by GAAP, or as a measure of liquidity, or an alternative to net income, as defined by GAAP.

Free Cash Flow is defined as Discretionary Cash Flow (defined above) less capital expenditures and investment in equity method investments. Free Cash Flow is an indicator of a company's ability to generate cash flow after spending the money required to maintain or expand its asset base. Free Cash Flow is presented based on our belief that this non-GAAP measure is useful information to investors when comparing our cash flows with the cash flows of other companies. Free Cash Flow is not a measure of financial performance under GAAP and should not be considered as an alternative to cash flows from operating activities, as defined by GAAP, or as a measure of liquidity, or an alternative to net income, as defined by GAAP.

	Quarter Ended December 31,		Twelve Months Ended December 31,
(In thousands)	2020	2019	2020	2019
Net cash provided by operating activities	$307,842	$262,980	$778,235	$1,445,791
Changes in assets and liabilities	(87,515)	14,564	(93,273)	(85,026)
Discretionary cash flow	220,327	277,544	684,962	1,360,765
Capital expenditures	(97,425)	(167,672)	(575,847)	(788,368)
Investment in equity method investments	—	(361)	(35)	(9,338)
Free cash flow	$122,902	$109,511	$109,080	$563,059
EBITDAX Calculation and Reconciliation
EBITDAX is defined as net income plus interest expense, other expense, income tax expense, depreciation, depletion and amortization (including impairments), exploration expense, gain and loss on sale of assets, non-cash gain and loss on derivative instruments, earnings and loss on equity method investments, cash distributions received from equity method investments and stock-based compensation expense. EBITDAX is presented based on our belief that this non-GAAP measure is useful information to investors when evaluating our ability to internally fund exploration and development activities and to service or incur debt without regard to financial or capital structure. EBITDAX is not a measure of financial performance under GAAP and should not be considered as an alternative to cash flows from operating activities or net income, as defined by GAAP, or as a measure of liquidity.

	Quarter Ended December 31,		Twelve Months Ended December 31,
(In thousands)	2020	2019	2020	2019
Net income	$131,206	$146,940	$200,529	$681,070
Plus (less):
Interest expense, net	10,981	14,650	54,124	54,952
Other expense	58	144	229	574
Income tax expense	20,647	60,475	40,594	219,154
Depreciation, depletion and amortization	96,497	106,439	390,903	405,733
Exploration	4,750	5,241	15,419	20,270
Loss (gain) on sale of assets	352	(2)	491	1,462
Non-cash (gain) loss on derivative instruments	(41,932)	25,677	(26,186)	57,642
(Earnings) loss on equity method investments	—	(69,302)	59	(80,496)
Equity method investment distributions	—	3,187	—	17,453
Stock-based compensation	7,221	6,808	43,177	30,780
EBITDAX	$229,780	$300,257	$719,339	$1,408,594

Net Debt Reconciliation
The total debt to total capitalization ratio is calculated by dividing total debt by the sum of total debt and total stockholders’ equity. This ratio is a measurement which is presented in our annual and interim filings and we believe this ratio is useful to investors in determining our leverage. Net Debt is calculated by subtracting cash and cash equivalents from total debt. Net Debt and the Net Debt to Adjusted Capitalization ratio are non-GAAP measures which we believe are also useful to investors since we have the ability to and may decide to use a portion of our cash and cash equivalents to retire debt. Additionally, as we may incur additional expenditures without increasing debt, it is appropriate to apply cash and cash equivalents to debt in calculating the Net Debt to Adjusted Capitalization ratio.

(In thousands)	December 31, 2020	December 31, 2019
Current portion of long-term debt	$188,000	$87,000
Long-term debt, net	945,924	1,133,025
Total debt	$1,133,924	$1,220,025
Stockholders’ equity	2,215,707	2,151,487
Total capitalization	$3,349,631	$3,371,512

Total debt	$1,133,924	$1,220,025
Less: Cash and cash equivalents	(140,113)	(200,227)
Net debt	$993,811	$1,019,798

Net debt	$993,811	$1,019,798
Stockholders’ equity	2,215,707	2,151,487
Total adjusted capitalization	$3,209,518	$3,171,285

Total debt to total capitalization ratio	33.9%	36.2%
Less: Impact of cash and cash equivalents	2.9%	4.0%
Net debt to adjusted capitalization ratio	31.0%	32.2%
Capital Expenditures

	Quarter Ended December 31,		Twelve Months Ended December 31,
(In thousands)	2020	2019	2020	2019
Cash paid for capital expenditures	$97,425	$167,672	$575,847	$788,368
Change in accrued capital costs	10,022	(4,306)	(2,465)	(2,870)
Exploratory dry hole cost	(1,621)	(2,220)	(3,632)	(2,236)
Capital expenditures	$105,826	$161,146	$569,750	$783,262